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                                  EXHIBIT 11.1

             STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS





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                                  EXHIBIT 11.1

                              SIGMA DESIGNS, INC.

             STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS


           FOR THE FISCAL YEARS ENDED JANUARY 31, 1995, 1994 AND 1993


      The basis for computing net loss per common and equivalent share is described in Note 2 of the Notes to Consolidated Financial Statements.


     The computation of common and common share equivalents is as follows:

                                        FISCAL YEAR ENDED JANUARY 31,
                                     1995           1994           1993
                                     ----           ----           ----
 Weighted average number of
    common shares outstanding
    during the period               7,307           5,733          5,234

 Number of common share
    equivalents resulting from
    stock options, computed
    using the treasury stock
    method                             --              --             --

                                    -----           -----          -----


 Number of common and common
    share equivalents used in
    computation                     7,307           5,733          5,234
                                    =====           =====          =====
